Exhibit 4.1

EXECUTION COPY

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 31, 2001 (this “Amendment”), to the Existing Credit Agreement (as hereinafter defined), by and among (i) THE SELMER COMPANY, INC., a Delaware corporation (“Selmer”), (ii) STEINWAY, INC., a Delaware corporation (“Steinway”), (iii) UNITED MUSICAL INSTRUMENTS USA, INC., an Indiana corporation (“UMI” and together with Selmer and Steinway, the “Borrowers”), (iv) those signatories hereto and identified on Schedule I (as may be amended from time to time) as Guarantors (the “Guarantors”), (v) the lenders (the “Lenders”) from time to time party to the Agreement (defined below) and (vi) GMAC COMMERCIAL CREDIT LLC, a New York limited liability company (the “Administrative Agent”), as administrative agent for the Lenders hereunder.

RECITALS

The Borrowers, Guarantors, the Administrative Agent and the Lenders have entered into the Existing Credit Agreement, pursuant to which the Lenders are providing to the Borrowers a $85,000,000 revolving credit facility, a $22,500,000 term loan facility and a $45,000,000 term loan facility, each of which are secured by certain accounts receivable, real estate, and other collateral of Selmer, Steinway and UMI and guaranteed by the Guarantors.  The parties desire to amend certain provisions of the Existing Credit Agreement as hereinafter provided.

In consideration of the foregoing and of the mutual covenants and undertakings herein contained, the parties hereto hereby agree that the Existing Credit Agreement is amended as hereinafter provided.

ARTICLE I
Definitions

1.             Definitions.           (a)  In addition to the definitions set forth in the heading and the recitals to this Amendment, the following definitions shall apply hereto:

“Agreement”: the Existing Credit Agreement as amended, supplemented or otherwise modified from time to time up to and including this Amendment.

“Existing Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of September 14, 2000, among (i) Selmer, (ii) Steinway, (iii) UMI, (iv) the Guarantors, (v) the Lenders and (vi) the Administrative Agent as amended or otherwise modified from time to time prior to the Third Amendment Effective Date.

(b)  Unless otherwise indicated, capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Existing Credit Agreement.

ARTICLE II
Representations

1.            Representations.  Each of the Borrowers and Guarantors hereby represents and warrants as follows:

(a)           It has full power, authority and legal right to enter into this Amendment and perform all of its respective obligations hereunder.  The execution, delivery and performance hereof is within its powers and has been duly authorized, is not in contravention of any Requirement of Law which might have a material adverse effect upon it, the Collateral, its operations, financial condition or prospects, or in contravention of the terms of its by-laws, certificate of incorporation, declaration of trust or other documents relating to its formation, as applicable, or to the conduct of its business or of any material agreement or undertaking to which it is a party or by which it is bound, and will not conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien upon any of its assets under, the provisions of any agreement, charter, instrument, by-law, declaration of trust or other instrument to which it is a party or by which it or its assets may be bound.

(b)           It is duly organized and in good standing under the laws of its respective state of organization and it is qualified to do business and is in good standing in each jurisdiction where qualification and good standing are necessary for it to conduct its businesses and own its properties and where the failure to so qualify would have a Material Adverse Effect.

(c)           This Amendment has been duly executed and delivered on its behalf and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)           The conditions contained in Article IV hereof have been satisfied.

(e)           Each of the Loan Documents is on the date hereof in full force and effect.

(f)            No Default or Event of Default has occurred and is continuing.

ARTICLE III
Amendments to Existing Credit Agreement

1.             Amendments to Section 1.  (a) Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order:

“Agent’s Advance”: the making or deemed making by the Administrative Agent of any advance to the Borrowers in connection with the borrowing of a Revolving Credit Loan or a Term Loan (including, without limitation, Deemed Borrowings).

“Alternate Settlement Date”: as defined in Section 5.6(c).

“Deemed Borrowing”: a Revolving Credit Loan deemed to have been requested by a Borrower in connection with the charging of an Obligation (including, without limitation, interest, principal, fees or other amounts owed by the Borrowers hereunder) to an account of the Borrowers by the Administrative Agent pursuant Section 3.7 hereof.

“Settlement Date”: with respect to (i) each Agent’s Advance, (ii) each repayment (including any prepayment) of any Revolving Credit Loan, Term Loan A or Term Loan B, and (iii) each payment by the Borrowers to the Administrative Agent for the account of the Lenders of interest on the Loans, commitment fees or other amounts due the Lenders hereunder, the first Friday occurring after the date of such Agent’s Advance, repayment or payment (or, if such Friday shall not be a Business Day, then the Business Day next succeeding such Friday) and any Alternate Settlement Date.”

(b)           Section 1.1 of the Existing Credit Agreement is hereby amended by deleting in the second line of the definition of the term “Selmer Revolving Interest Note” the number “$30,000,000” and replacing it with the number “$42,000,000”.

(c)           Section 1.1 of the Existing Credit Agreement is hereby amended by deleting in the second line of the definition of the term “Steinway Revolving Interest Note” the number “$30,000,000” and replacing it with the number “$47,600,000”.

2.             Amendment to Section 3.1(a).  Section 3.1(a) of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(a)  Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding as to all Borrowers, together with such Lender’s Revolving Credit Commitment Percentage of any L/C Obligations then outstanding, not to exceed the lesser of (A) the amount of such Lender’s Revolving Credit Commitment then in effect and (B) such Lender’s Revolving Credit Commitment Percentage of the Revolver Borrowing Base then in effect.  During the Revolving Credit Commitment Period the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.”

3.             Amendment to Section 3.3.  Section 3.3 of the Existing Credit Agreement is hereby deleted in its entirety and replaced by the following:

“3.3 Procedure for Revolving Credit Borrowing. The Borrowers may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day in an aggregate principal amount not exceeding the lesser of (A) the aggregate Available RC Commitments then in effect and (B) the excess of the Revolver Borrowing Base then in effect over the aggregate Outstanding RC Extensions of Credit; provided, that the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, on the requested Borrowing Date, specifying (i) the amount to be borrowed, and (ii) the requested Borrowing Date.  Upon receipt of any such notice from the Borrowers, the Administrative Agent shall promptly notify each Lender thereof.  Unless the Administrative Agent has elected under Section 5.6(a) to make an Agent’s Advance on behalf of the Lenders in the amount of such borrowing, each Lender will make the amount of it pro rata share of such borrowing available to the Administrative Agent for the account of the Borrowers at the office of the Administrative Agent specified in Section 12.6 prior to 11:00 a.m., New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent, and, in either case, such borrowing will then be made available to the Borrowers on the day so requested by way of credit to the Borrowers’ operating account at such bank as the Borrowers may designate following a notice to the Administrative Agent in immediately available funds.  Deemed Borrowings shall be made available to the Borrowers by disbursement of the proceeds thereof to the obligees of the Obligations giving rise to such borrowings.”

4.             Amendments to Section 5.6.  Section 5.6 of the Existing Credit Agreement is hereby deleted in its entirety and replaced by the following:

“5.6                         Pro Rata Treatment and Payment and Settlement.

(a) The Administrative Agent may (but shall be under no obligation to) make available to the Borrowers on any Borrowing Date or the date of a Deemed Borrowing an Agent’s Advance in the amount of the borrowing requested or deemed to have been requested by the Borrowers on such date, which Agent’s Advance shall be settled with the Lenders on the related Settlement Date; provided, that the Administrative Agent shall not be entitled to make any such Agent’s Advance with respect to any borrowing requested by the Borrowers in a notice of borrowing delivered pursuant to Section 3.3 for the account of any Lender to the extent that such Lender shall have prior to such borrowing notified the Administrative Agent that such Lender will not make the amount that would constitute its Term Loan Commitment Percentage or Revolving Credit Commitment Percentage, as the case may be, of such borrowing available to the Administrative Agent (each such notice, a “Lender’s Notice”).  Prior to 2:00 p.m. on such Settlement Date, each Lender shall make the amount of its Term Loan Commitment Percentage or Revolving Credit Commitment Percentage of such Agent’s Advance available to the Administrative Agent at its office specified in Section 12.6 in funds immediately available to the Administrative Agent.  Such amounts shall be applied by the Administrative Agent, first to the repayment in full of the outstanding principal amount of all Agent’s Advances made on behalf of the Lender delivering such amounts, if any, and second to the funding of any then unfunded Loans to the Borrowers required to be made by such Lender.  If a Lender has not made any part of its Term Loan Commitment Percentage or its Revolving Credit Commitment Percentage of any Agent’s Advance available to the Administrative Agent in accordance with the provisions of this Section 5.6(a), the Administrative Agent shall be entitled to retain for its own account out of payments made by the Borrowers (whether on, before or after any Settlement Date) and otherwise payable to such Lender hereunder, the outstanding principal amount of any Agent’s Advance made on behalf of such Lender plus interest thereon, at the rate per annum applicable to the Loans in respect of which such Agent’s Advance was made from the Borrowing Date or date of a Deemed Borrowing, as the case may be, to the date of such payment.  If the Borrowers shall fail to pay in full any amount when due and the result of such failure shall be that there are available to the Administrative Agent insufficient funds for the payment of such interest then each Lender shall pay to the Administrative Agent on the applicable Settlement Date its pro rata share of the amount of any deficiency and such amount shall constitute a Revolving Credit Loan (whether or not, after giving effect to such Revolving Credit Loan, the aggregate outstanding amount of the Revolving Credit Loans shall exceed the Revolver Borrowing Base).  Anything contained in this Agreement or otherwise to the contrary notwithstanding, except to the extent that a Lender shall have prior to a borrowing requested by the Borrowers in a notice of borrowing delivered pursuant to Section 3.3 delivered to the Administrative Agent a Lender’s Notice in respect of such borrowing, each Lender’s obligation to make its Term Loan Commitment Percentage or Revolving Credit Commitment Percentage of each borrowing available to the Administrative Agent as provided in this paragraph shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may now or hereafter have against the Administrative Agent, the Borrowers, any other Loan Party or any other Person for any reason whatsoever, (B) the occurrence or continuation of a Default or an Event of Default, (C) any material adverse change in the condition of the Borrowers or any other Loan Party, (D) any breach or default of this Agreement or any of the other Loan Documents by any Person, or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not made available to the Administrative Agent by the required time on the related Settlement Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  If such Lender’s Term Loan Commitment Percentage or Revolving Credit Commitment Percentage, as applicable, of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Settlement Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder, on demand, from the Borrowers.  For the avoidance of doubt, delivery by a Lender to the Administrative Agent of a Lender’s Notice shall not preclude the Administrative Agent from making Agent’s Advances for the account of such Lender in respect of any Deemed Borrowings or relieve any such Lender from its obligation to make its Term Loan Commitment Percentage or Revolving Credit Commitment Percentage of each Deemed Borrowing available to the Administrative Agent as provided in this paragraph.

(b) Each borrowing by the Borrowers from the Lenders hereunder, each settlement with the Lenders of an Agent’s Advance, each payment by the Borrowers on account of any commitment fee hereunder and any reduction of the Term Loan Commitments or the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Term Loan Commitment Percentages or Revolving Credit Commitment Percentages, as applicable, of the Lenders.  On each Settlement Date, each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loans or the Revolving Credit Loans shall be applied pro rata according to the respective outstanding principal amounts of the Term Loans or the Revolving Credit Loans, as applicable, then held by the Lenders.  All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set–off or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, at the Administrative Agent’s office specified in Section 12.6, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders on the related Settlement Date in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(c) Notwithstanding anything herein to the contrary, the Administrative Agent shall have the right in its discretion applied in good faith to designate a date on which (i) in the case of the settlement of an Agent’s Advance, each Lender shall make its Term Loan Commitment Percentage or its Revolving Credit Commitment Percentage, as the case may be, of the Loan with respect to which such Agent’s Advance has been made available to the Administrative Agent in accordance with the terms hereof, and (ii) in the case of a repayment, prepayment or other payment by the Borrowers, the Administrative Agent shall distribute such repayment, prepayment or other payment to the Lenders in accordance with the terms hereof (each such date, an “Alternate Settlement Date”), in each such case as the Administrative Agent deems appropriate (including, without limitation, the date of any such Agent’s Advance, repayment, prepayment or other payment).  In such event, the Administrative Agent shall notify the Lenders in writing of such Alternate Settlement Date as soon as practicable after such designation.”

5.             Amendments to Section 9.12.  Section 9.12 of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 9.12  Interest Notes.  At any time permit (i) the Selmer Revolving Interest Note to have a balance in excess of $42,000,000 or (ii) the Steinway Revolving Interest Note to have a balance in excess of $47,600,000.”

6.             Amendments to Section 12.1.  Section 12.1 of the Existing Agreement is hereby amended by inserting in the sixteenth line thereof after the words “this Section 12.1”, the words “or any provision of this Agreement or any other Loan Document that requires the consent of all of the Lenders”.

ARTICLE IV
Conditions to Effectiveness

This Amendment, and the modifications to the Existing Credit Agreement provided for herein, shall become effective on the date (the "Third Amendment Effective Date") on which all of the following conditions have been (or are concurrently being) satisfied:

1.            This Amendment shall have been duly executed and delivered by each party thereto.

2.            Each of the representations and warranties made by the Borrowers and Guarantors in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Third Amendment Effective Date as if made on and as of such date (except to the extent the same relate to another, earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

3.            No Default or Event of Default shall have occurred and be continuing.

4.            All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Existing Credit Agreement and this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

ARTICLE VI
Miscellaneous

1.            Payment of Expenses. Without limiting its obligations under Section 12.8 of the Agreement, the Borrowers jointly and severally agree to pay or reimburse the Administrative Agent for all of its reasonable costs and expenses incurred in connection with this Amendment, including, without limitation, the reasonable costs and expenses of Pillsbury Winthrop LLP, counsel to the Administrative Agent and expressly acknowledge that their obligations hereunder constitute “Obligations” within the meaning of the Existing Credit Agreement.

2.            No Other Amendments; Confirmation.  Except as expressly amended, modified and supplemented hereby and by the documents related hereto, the provisions of the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect.

3.            Affirmation by Loan Parties.  Each Loan Party hereby reaffirms its obligations under the Loan Documents executed by such Loan Party.

4.             Governing Law; Counterparts.  (a)  This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b)           This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Amendment signed by all the parties shall be lodged with each of the Borrowers and the Administrative Agent, as the Administrative Agent.  This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

THE SELMER COMPANY, INC.,
Borrower

By	/s/ Dennis M. Hanson
	Title:	Senior Executive Vice President and
Chief Financial Officer

STEINWAY, INC.,
Borrower

By	/s/ Dennis M. Hanson
	Title:	Senior Executive Vice President and
Chief Financial Officer

UNITED MUSICAL INSTRUMENTS USA, INC., Borrower

By	/s/ Dennis M. Hanson
	Title:	Senior Executive Vice President and
Chief Financial Officer

GMAC COMMERCIAL CREDIT LLC,
as Administrative Agent

By	/s/ Joseph Grimaldi
	Title:	President

GMAC COMMERCIAL CREDIT LLC,
as Lender

By	/s/ Joseph Grimaldi
	Title:	President

FLEET CAPITAL CORPORATION,
as Lender

By	/s/ Mark B. Schafer
	Title:	Vice President

GUARANTY BUSINESS CREDIT CORPORATION,
as Lender

By	/s/ Harold Kessler
	Title:	Vice President

SCHEDULE I

GUARANTORS

Steinway Musical Instruments, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President and
Chief Financial Officer

800 South Street
Suite 425
Waltham, MA 02453

Emerson Musical Instruments, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President and
Chief Financial Officer

28135 West Hively Avenue
Elkhart, IN 46517

The Steinway Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President and
Chief Financial Officer

600 Industrial Parkway
Elkhart, IN 46516

The SMI Trust,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President and
Chief Financial Officer

800 South Street
Suite 425
Waltham, MA 02453

S&B Retail, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President and
Chief Financial Officer

455 Route 17 South
Paramus, New Jersey 07652

Boston Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President and
Chief Financial Officer

37-11 19th Avenue
Long Island City, NY 11105

The O.S. Kelly Corporation,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President and
Chief Financial Officer

P.O. Box 1267
318 E. North Spring Street
Springfield, OH 45503

The O.S. Kelly Company,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President and
Chief Financial Officer

P.O. Box 1267
318 E. North Spring Street
Springfield, OH 45503

United Musical Instruments Holdings, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President and
Chief Financial Officer

100 Industrial Parkway
Elkhart, IN 46516